Exhibit 99.1

Press Release
For Immediate Release

Beazer Homes Responds to Media Reports

ATLANTA, March 27, 2007 – In response to media reports and inquiries into the possibility of a federal investigation of the Company in connection with alleged mortgage fraud, Beazer Homes USA, Inc. (NYSE:  BZH) (www.beazer.com) has the following response.

At this time, Beazer Homes can not comment on or verify any investigation.  However, we will fully cooperate with any investigation by any government agency.

We build homes nationwide.  The allegations by the Charlotte Observer focused primarily on one Charlotte subdivision, Southern Chase.  In that subdivision, Beazer Mortgage Corporation originated the loans for the borrowers and served as a broker, not a lender.  We were involved on the front end of the loan transaction process, compiling the necessary information, which we then submitted to the lender for underwriting review.  The ultimate underwriting decision for the loan rested with the lender.

Based on our internal investigations to date, we have not found any evidence to support the allegations in the Charlotte Observer.

Beazer Homes has a long established commitment to managing and conducting business in an honest, ethical and lawful manner.

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia and also provides mortgage origination and title services to its homebuyers.  Beazer Homes, a Fortune 500 company, is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Contact:  Leslie H. Kratcoski, Vice President; (770) 829-3700; lkratcos@beazer.com